Exhibit 99.1

FOR FURTHER INFORMATION CONTACT: S. Lewis Meyer, Ph.D. President and Chief Executive Officer Lipid Sciences, Inc. 925-249-4010 lmeyer@lipidsciences.com	Sandra A. Gardiner Chief Financial Officer Lipid Sciences, Inc. 925-249-4025 sgardiner@lipidsciences.com

FOR IMMEDIATE RELEASE:

August 14, 2008

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER 2008

Lipid Sciences Receives Staff Determination

Pursuant to Marketplace Rule 4310 (c)(4) from Nasdaq

Company Requests Hearing with Listing Qualifications Panel

PLEASANTON, Calif., August 14, 2008 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the second quarter of 2008.  For the three months ending June 30, 2008, the Company reported a net loss of $2.0 million, or $0.05 per share on a basic and diluted basis.  This compares with a net loss of $2.7 million, or $0.07 per share, on a basic and diluted basis, for the same period in 2007.  The financial results for the second quarter of 2007, included revenue of $137,000 related to a collaborative research agreement entered into with Elanco Animal Health in November 2006.

Operating expenses for the second quarter reflected a 34% decrease over the same period for the previous year.  The research and development component, which represents 63% of the total operating expenses, decreased by $807,000 or 39%.  This decrease is attributable to the conclusion of the HDL Selective Delipidation clinical trial and the completion of the 22-month study of SIV-infected non-human primates using the Company’s Viral Immunotherapy platform.  Partially offsetting this decrease was increased spending related to the Company’s HDL Mimetic Peptide program including peptide formulation development, intellectual property protection, and business development.

For the six months ending June 30, 2008, the Company reported a net loss of $4.2 million or $0.11 per share, on a basic and diluted basis.  This compares with a net loss of $5.2 million or $0.14 per share on a basic and diluted basis, for the same six-month period in 2007.  Included in the net loss for the six months ending June 30, 2008 is revenue of $250,000 compared to revenue of $196,000 in the same period in the prior year.  Revenue from both periods is related to a collaborative research agreement with Elanco Animal Health, a division of Eli Lilly and Company.

Operating expenses for the first six months ending June 30, 2008 decreased by 21% to $4.5 million down from $5.8 million for the same period in the previous year.  R&D expenses, which accounted for 64% of the Company’s operating expenses for the six months ending June 30, 2008, decreased 25% to $2.9 million from $3.9 million for the same period last year.  The decrease was primarily attributed to the conclusion of the HDL Selective Delpidation clinical trial and completion of the 22-month study of SIV-infected non-human primates using the Company’s Viral Immunotherapy platform.  Partially offsetting this decrease was increased spending related to the Company’s HDL Mimetic Peptide program including peptide formulation development, intellectual property protection, and business development.

At June 30, 2008, the Company had $2.4 million in cash and cash equivalents.  The Company anticipates that sufficient capital is available to fund its operations, including current development projects, into the fourth quarter of 2008.

The Company also announced today that it had received a letter, dated August 13, 2008, from The Nasdaq Stock Market Inc. stating that the Company’s common stock was subject to delisting from The Nasdaq Capital Market because the Company has not regained compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market set forth in Marketplace Rule 4310(c)(4).  The Company had announced on February 15, 2008, that the Nasdaq notified the Company of its noncompliance with the minimum bid rule and that the Company would have 180 calendar days, or until August 11, 2008, from the date of notification to achieve compliance.  As previously announced with respect to other continued listing requirements, the Company has the right to appeal the Nasdaq Staff determination to a Nasdaq Listings Qualifications Panel.  The Company has requested a hearing which will automatically stay the delisting of the Company's common stock until the Panel reaches a decision.  There can be no assurance that the Panel will grant the Company's request for continued listing.

S. Lewis Meyer, Ph.D., President and Chief Executive Officer of Lipid Sciences, commented, “On August 12, 2008 we announced the engagement of Rodman & Renshaw, LLC to assist the Company in exploring a broad range of options to maximize shareholder value.  We anticipate that these options will include corporate partnerships and joint ventures as well as a merger or sale of the Company or its assets.  Lipid Sciences has built a strong base of innovative development programs combined with a broad and strategic portfolio of intellectual property assets covering all of our development programs which we believe will provide significant value to a potential partner or acquirer.”

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Mimetic Peptides and HDL Selective Delipidation) aims to develop treatments to reverse atherosclerosis, a systemic disease caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries.  Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform focuses on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by applying Lipid Sciences’ proprietary delipidation technologies.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by these technologies include HIV, SARS, and influenza.  In addition, Lipid Sciences believes that this Viral Immunotherapy platform also has applicability to a wide range of viruses impacting animal health—a diverse market with diseases affecting both food and companion animals.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers should refer to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  our inability to obtain adequate funds; our technologies not proving to be safe or effective; our inability to obtain regulatory approval of our technologies, which are only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; our reliance on key suppliers to provide the material necessary to conduct successful pre-clinical and clinical studies; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  To receive the Company’s press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period from Inception (May 21, 1999) to June 30,
(In thousands, except per share amounts)	2008	2007	2008	2007	2008
Revenue:
Collaboration agreement revenue	$—	$137	$250	$196	$556
Grant revenue	—	—	—	—	100
Total revenue	—	137	250	196	656
Operating expenses:
Research and development(1)	1,256	2,063	2,894	3,876	71,968
Selling, general and administrative(2)	746	992	1,643	1,898	33,357
Total operating expenses	2,002	3,055	4,537	5,774	105,325
Operating loss	(2,002)	(2,918)	(4,287)	(5,578)	(104,669)
Interest and other income	17	171	63	375	4,825
Loss from continuing operations	(1,985)	(2,747)	(4,224)	(5,203)	(99,844)
Income tax benefit	—	—	—	—	8,004
Net loss from continuing operations	(1,985)	(2,747)	(4,224)	(5,203)	(91,840)
Discontinued operations:
Income from discontinued operations	—	—	—	—	582
Income tax expense	—	—	—	—	(179)
Income from discontinued operations – net	—	—	—	—	403
Net loss	$(1,985)	$(2,747)	$(4,224)	$(5,203)	$(91,437)

Loss per share – basic and diluted:
Net loss per share	$(0.05)	$(0.07)	$(0.11)	$(0.14)

Weighted average number of common shares outstanding – basic and diluted	37,125	37,120	37,125	37,120

Non-cash stock option compensation expense included in operating expenses:
(1)Research and development	(2)	103	88	181
(2)Selling, general and administrative	76	167	199	287

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share amounts)	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$2,374	$6,459
Accounts receivable	—	4
Prepaid expenses	311	508
Other current assets	5	25
Total current assets	2,690	6,996
Property and equipment, net	259	267
Long-term lease deposits	18	18
Total assets	$2,967	$7,281

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,924	$2,317
Accrued related party royalties	500	250
Accrued compensation	369	604
Taxes payable	2	—
Total current liabilities	2,795	3,171
Deferred rent	16	17
Total liabilities	2,811	3,188

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 125,000,000 shares authorized; 37,125,348 shares issued and outstanding at both June 30, 2008 and December 31, 2007	37	37
Additional paid-in capital	91,556	91,269
Deficit accumulated in the development stage	(91,437)	(87,213)
Total stockholders’ equity	156	4,093
Total liabilities and stockholders’ equity	$2,967	$7,281